UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2025 (April 16, 2025)

Compass Digital Acquisition Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-40912	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 US HWY 50, Suite 309

Zephyr Cove, NV

(Address of principal executive offices)

89448

(Zip Code)

Registrant’s telephone number, including area code: (775) 339-1671

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

On April 16, 2025, Compass Digital Acquisition Corp., a Cayman Islands exempted company (the “Company”) held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders (the “Meeting”). The (i) final prospectus filed with the U.S. Securities and Exchange Commission by the Company on October 18, 2021 and (ii) Company’s amended and restated memorandum and articles of association (as amended and currently in effect, the “Articles”) provided that the Company initially had until October 19, 2023 (the date that was 24 months after the consummation of the Company’s initial public offering on October 19, 2021 (the “IPO”) to complete a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”, and such period, the “Combination Period”). On October 19, 2023, the Company’s shareholders approved an amendment to the Articles to extend the end of the Combination Period from October 19, 2023 to July 19, 2024. On July 18, 2024, the Company’s shareholders approved, among other things, an amendment to the Articles to further extend the end of the Combination Period from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four (4) times until April 19, 2025, or such earlier date as determined by the Company’s board of directors (the “Board”).

At the Meeting, the Extension Amendment Proposal (as defined below) to further amend the Articles (the “Extension Amendment”) was approved. Under the law of the Cayman Islands, upon approval of the Extension Amendment Proposal by the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the Company’s (i) Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and (ii) Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”) voting as a single class, who, being entitled to do so, voted in person (including shareholders who voted online) or by proxy at the Meeting, the Extension Amendment became effective. The Company filed the Extension Amendment with the Cayman Islands Registrar of Companies on April 22, 2025.

The foregoing description of the Extension Amendment is qualified in its entirety by reference to the Extension Amendment, a copy of which is filed hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Meeting, the Company’s shareholders were presented with proposals to approve, by way of special resolutions, (i) the Extension Amendment to extend the date by which the Company must consummate a Business Combination from April 19, 2025 to April 19, 2026, or such earlier date as determined by the Board (the “Extension Amendment Proposal”), and (ii) eliminate the limitation that the Company may not redeem the Class A Ordinary Shares included as part of the units in the IPO (the “Public Shares”) to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal”).

Also at the Meeting, the Company’s shareholders were presented with a proposal to ratify, by way of ordinary resolution, the selection by the Board’s Audit Committee of WithumSmith+Brown, PC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (the “Auditor Ratification Proposal” and together with the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the “Proposals”).

The Extension Amendment Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
6,947,928	0	0	430,632

The Redemption Limitation Amendment Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
6,947,928	0	0	430,632

The Auditor Ratification Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
7,378,560	0	0	0

A proposal to adjourn the Meeting, by way of ordinary resolution, to a later date or dates or indefinitely, if necessary, to permit further solicitation and vote of proxies in the event that there were insufficient votes for, or otherwise in connection with, the approval of any of the Proposals was not presented because there were enough votes to approve the Proposals.

In connection with the votes to approve the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 2,370,619 Public Shares properly exercised their right to redeem such shares for cash at a redemption price of approximately $11.25 per share, for an aggregate redemption amount of approximately $26.7 million (the “Meeting Redemptions”). Following the Meeting Redemptions, there are 110,866 Public Shares currently issued and outstanding

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description of Exhibits
3.1	Third Amendment to Amended and Restated Memorandum and Articles of Association of the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Nick Geeza
Name:	Nick Geeza
Title:	Chief Financial Officer

Date: April 22, 2025